EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sphere 3D Corp. of our report dated March 29, 2019, relating to the 2018 consolidated financial statements of Sphere 3D Corp., appearing in the Annual Report on Form 10-K of Sphere 3D Corp. for the year ended December 31, 2019 (and expresses an unqualified opinion and includes explanatory paragraphs relating to Sphere 3D Corp.'s going concern uncertainty, the adoption of new accounting standards, and an emphasis of a matter paragraph relating to discontinued operations), filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, California

February 1, 2021